EXHIBIT 10.2

"CONFIDENTIAL TREATMENT
REQUESTED UNDER 17 C.F.R. SS. 200.80
(B)(4), 200.83 AND 230.406"*

* Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment. Brackets and "+++++" have been used to identify information that has been omitted pursuant to such request for confidential treatment. The omitted information has been filed separately with the Securities and Exchange Commission.

COMMERCIALLY
CONFIDENTIAL

THE FOOTBALL ASSOCIATION LIMITED

-and-

FIRSTWAVE TECHNOLOGIES UK LTD

SOFTWARE DEVELOPMENT AND LICENCE AGREEMENT

TABLE OF CONTENTS*

1.	INTERPRETATION		1
2.	THE FA RESPONSIBILITIES		2
3.	FIRSTWAVE SERVICES		2
4.	DELIVERY OF SOFTWARE TO THE FA		3
5.	OWNERSHIP AND SOURCE CODE		3
	5.1	OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS	3
	5.2	SOURCE CODE ESCROW	3
	5.3	RELEASE OF FIRSTWAVE ESCROW MATERIALS	4
	5.4	LIMITED LICENCE TO FIRSTWAVE ESCROW MATERIALS	4
	5.5	CONFIDENTIALITY OF FIRSTWAVE ESCROW MATERIALS	4
6.	CHARGES AND OTHER FINANCIAL PROVISIONS		4
	6.1	CHARGES TO THE FA*	4
	6.2	VAT	5
	6.3	CLAS ROYALTY PAYMENTS*	5
	6.4	CLAS ROYALTY PAYMENT TERMS	5
	6.5	AUDIT RIGHTS	5
7.	WARRANTIES		6
	7.1	PROVISION OF SERVICES	6
	7.2	PERSONAL DATA	6
	7.3	AUTHORITY AND APPROVAL	7
	7.4	THIRD PARTY SOFTWARE	7
	7.5	EXCLUSION OF WARRANTIES	7
8.	REMEDIES AND LIABILITIES		7
	8.1	IPR INDEMNITY	7
	8.2	REMEDIES CUMULATIVE	8
	8.3	WAIVER	9
	8.4	LIMITS OF LIABILITY	9
	8.5	FORCE MAJEURE	9
9.	TERMINATION		10
	9.1	GROUNDS FOR EARLY TERMINATION	10
	9.2	BREACH*	10
	9.3	CHANGE OF CONTROL	11
	9.4	ACCRUED RIGHTS AND REMEDIES	11
	9.5	EFFECT OF TERMINATION	11
	9.6	SURVIVAL OF OBLIGATIONS	11
10.	MISCELLANEOUS		12
	10.1	MEDIATION	12
	10.2	CONFIDENTIALITY	12
	10.3	PUBLICITY	13
	10.4	INSURANCE	13
	10.5	COMMUNICATIONS	13
	10.6	AMENDMENTS	14
	10.7	TRANSFER, SUBCONTRACTING, ROLE OF A PRIME CONTRACTOR	14
	10.8	FURTHER ASSURANCE	14
	10.9	SEVERABILITY	14
	10.10	GOVERNING LAW AND JURISDICTION	14
	10.11	ENTIRE AGREEMENT	15
	10.12	RELATIONSHIP OF THE PARTIES	15
	10.13	THIRD PARTY RIGHTS	15
	10.14	NO POACHING	15
SCHEDULE 1			16
	DEFINITIONS		16

SCHEDULE 2	19
THE SERVICES	19
SCHEDULE 3	20
ACCEPTANCE PROCEDURES	20
SCHEDULE 4	22
CLAS DELIVERABLES	22
SCHEDULE 5	23
FIRSTWAVE SOFTWARE LICENSE AGREEMENT	23

*
Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment. Brackets and "+++++" have been used to identify information that has been omitted pursuant to such request for confidential treatment. The omitted information has been filed separately with the Securities and Exchange Commission.

THIS AGREEMENT is made the 23 day of December 2002

BETWEEN:

(1)
THE FOOTBALL ASSOCIATION LIMITED, company number 77797 whose registered office is at 25 Soho Square, London, W1D 4FA ("The FA"); and

(2)
FIRSTWAVE TECHNOLOGIES UK LIMITED company number 3531967 whose registered office is at The Pavilion, 1 Atwell Place, Thames Ditton, Surrey KT7 0NF ("FIRSTWAVE").

RECITALS:

  (A)
  On 2nd September 2002, The FA and FIRSTWAVE entered into an agreement for FIRSTWAVE to license certain software (the "Licensed Program") to The FA, to implement and support this software and to train users of the software (the "Software Licence Agreement", attached hereto as Schedule 5 and incorporated herein by reference).

  (B)
  Since September, with input and assistance from The FA, FIRSTWAVE have provided The FA with professional services to analyse the requirements for County and League Administration Systems (CLAS) and have designed a solution documented in the CLAS Specification.

  (C)
  FIRSTWAVE will develop the CLAS software in accordance with the terms set out below.

OPERATIVE PROVISIONS:

1. INTERPRETATION

1.1
In this Agreement:

1.1.1
the terms and expressions set out in Schedule 1 or as may be defined in Schedule 5 shall have the meanings set out there;

1.1.2
the masculine shall include the feminine and the neuter, and person shall mean corporation, partnership, firm, unincorporated association and natural person; and

1.1.3
the singular shall include the plural and vice versa.

1.2
A reference to any statute, enactment, order, regulation or other similar instrument shall be construed as a reference to the statute, enactment, order, regulation or instrument as amended by any subsequent statute, enactment, order, regulation or instrument or as contained in any subsequent re-enactment thereof.

1.3
Headings are included in this Agreement for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.4
References in this Agreement to Recitals, Clauses, Schedules, and Paragraphs are, unless otherwise provided, references to the recitals, clauses and Schedules of this Agreement and to the paragraphs of the Schedules to this Agreement.

1.5
In the event and to the extent only of any conflict or inconsistency between the provisions of this Agreement and the provisions of any document referred to or referenced in this Agreement, the provisions of this Agreement shall prevail.

2. THE FA RESPONSIBILITIES

        From the date of this Agreement, The FA shall:

  2.1.
  cooperate with FIRSTWAVE in refining the CLAS Specification for the development, testing, implementation and training of The FA staff to Use CLAS;

  2.2.
  provide all necessary information and materials reasonably required by FIRSTWAVE to enable FIRSTWAVE staff to deliver the Services by the Delivery Date;

  2.3.
  respond promptly to FIRSTWAVE's reasonable request for input and assistance as may be required to deliver the Services by the Delivery Date;

  2.4.
  remit payment of Charges in accordance with the terms of this Agreement.

  The FA acknowledges that timely completion of CLAS will be, in part, determined by The FA's assistance and performance of its obligations and failure to respond to FIRSTWAVE's request for reasonable input and assistance may be deemed a Default by The FA and may result in the delay of FIRSTWAVE's performance of its Services hereunder. The parties acknowledge that the CLAS Specification defines a mutually agreeable reporting, escalation and resolution process to address such Defaults. To the extent that FIRSTWAVE's performance of its Services is delayed due to The FA's Default, then FIRSTWAVE shall not be deemed to be in default and the Delivery Date may be modified to reflect such delay without imposing any penalty on FIRSTWAVE.

3. FIRSTWAVE SERVICES

3.1
From the date of this Agreement, and in consideration of the Charges to be paid by The FA, FIRSTWAVE shall perform:

3.1.1
the Development Services, and the Training and Implementation Services, until the Acceptance Date or Termination; and

3.1.2
the Technical Support Services until 31st December 2003.

in each case in accordance with the Service Levels set out in Schedule 2.

3.2
In addition to The FA's Licence for the use of the Licensed Programs in accordance with the terms and conditions of the Software Licence Agreement (Schedule 5), on the Acceptance Date and after FIRSTWAVE's receipt of payment in full for all Charges from The FA, FIRSTWAVE shall grant The FA a non-exclusive, irrevocable, royalty free, licence in perpetuity, with power to sub-license (1) subcontractors providing services to The FA, and (2) holding companies, affiliated entities and affiliated individuals established in England for football purposes which are either responsible directly or indirectly for the business activities of The FA, to Use CLAS (together with the Source Code for CLAS) and updates thereto subject to the terms and conditions of this Agreement.

3.3
Changes to CLAS Specifications

Any material changes to the CLAS Specification requested by The FA after execution of this Agreement must be requested by The FA in writing. The parties will utilise the escalation process described in the CLAS Specification to review the change order request, determine the impact of the requested change on the project, including possible revisions to the CLAS Specification, change in the Delivery Date and, if appropriate, FIRSTWAVE will reassess the cost of the estimated professional services to undertake such change request. No changes will be undertaken until such time as the parties have mutually agreed in writing on the expected impact of the change request on the Delivery Date and the additional expense, if any, to implement such change request.

4. DELIVERY OF SOFTWARE TO THE FA

4.1
FIRSTWAVE shall deliver a copy of CLAS to The FA in accordance with Schedule 4. The parties specifically agree and acknowledge that time is of the essence in relation to the Delivery Date.

5. OWNERSHIP AND SOURCE CODE

5.1
Ownership of Intellectual Property Rights

The FA agrees that all legal and beneficial ownership of all Intellectual Property Rights in CLAS and the CLAS Documentation, including but not limited to any and all Derivative Works and updates thereto, shall vest in FIRSTWAVE upon their creation and be the sole and exclusive property of FIRSTWAVE. To the extent that such Intellectual Property Rights do not automatically vest in FIRSTWAVE, The FA hereby assigns to FIRSTWAVE, including by way of future assignment, all rights, title and interest in such Intellectual Property Rights. The FA will execute and procure that its agents, servants, employees and contractors execute any additional documents reasonably necessary to vest ownership in FIRSTWAVE or to assist FIRSTWAVE in the application for or registration of such Intellectual Property Rights.

5.2
Source Code Escrow

During the term of this Agreement, FIRSTWAVE agrees that it will maintain a copy of the Source Code for CLAS and the eMarketing and eSales Licensed Programs in usable and accessible format, along with other necessary documentation associated with such software (the "FIRSTWAVE Escrow Material") in escrow with FIRSTWAVE's Escrow Agent on the basis of the Escrow Agent's standard "multi-licensee" escrow agreement. Upon the parties' execution of this Agreement and the appropriate escrow agreement among the parties, FIRSTWAVE shall not remove, limit, restrict or in any way inhibit The FA's access to the FIRSTWAVE Escrow Material following an Authorizing Event, as herein defined, without the prior mutual agreement of the parties.

The FA shall be entitled to receipt of a copy of the Firstwave Escrow Material upon the occurrence of any of the following events (an "Authorizing Event"):

5.2.1
FIRSTWAVE terminates all or substantially all of its ongoing business operations relating to the subject of this Agreement; or

5.2.2
FIRSTWAVE passes a resolution or a court of competent jurisdiction makes an order that FIRSTWAVE be wound up otherwise than for the purpose of bona fide reconstruction or amalgamation, or a receiver, manager or administrator on behalf of a creditor is appointed in respect of FIRSTWAVE's business or any part thereof, or circumstances arise which entitle a court of competent jurisdiction or a creditor to appoint a receiver, manager or administrator or which entitle the court otherwise than for the purpose of bona fide reconstruction or amalgamation to make a winding up order, or FIRSTWAVE is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986, or FIRSTWAVE is affected in any jurisdiction other than England and Wales by any matter of substantially similar effect to any of the matters referred to above; or

5.2.3
FIRSTWAVE fails to provide Technical Support Services for CLAS as specified in this Agreement and such failure is not cured within forty-five (45) days from and after the date written notice is received by FIRSTWAVE from The FA of such failure; or

  5.2.4
  Following Acceptance of CLAS during the term of this Agreement, The FA delivers ninety (90) days' written notice of Termination of the Technical Support Services hereunder to FIRSTWAVE and advises FIRSTWAVE of its intent to obtain a copy of the FIRSTWAVE Escrow Materials.

5.3
Release of FIRSTWAVE Escrow Materials

Upon the occurrence of an Authorizing Event, Escrow Agent shall release, pursuant to the terms of the escrow agreement, a copy of the FIRSTWAVE Escrow Materials to The FA.

5.4
Limited Licence to FIRSTWAVE Escrow Materials

The use of the FIRSTWAVE Escrow Material subsequent to any Authorizing Event shall be limited solely to The FA and to contractors providing services to The FA and shall be for the sole purpose of providing The FA with full use of CLAS and the eMarketing and eSales Licensed Programs as contemplated under this Agreement. The costs relating to the escrow agreement shall be paid for by The FA. Reasonable costs, if any, relating to obtaining access to the FIRSTWAVE Escrow Material following an Authorizing Event shall be paid by The FA. FIRSTWAVE grants to The FA and to contractors providing services to The FA a nonexclusive, nontransferable, limited licence to use the Source Code form of FIRSTWAVE eMarketing and eSales Licensed Programs to prepare Derivative Works of CLAS as originally contemplated by this Agreement.

For the avoidance of doubt, FIRSTWAVE's obligation to place Source Code relating to CLAS in escrow and the limited licence grant is without prejudice to its obligations in Schedule 4 to provide such Source Code and to the full licence granted in respect of CLAS at Clause 3.2.

5.5
Confidentiality of FIRSTWAVE Escrow Materials

The FA shall maintain in confidence all FIRSTWAVE Escrow Materials, including but not limited to the Source Code for FIRSTWAVE's Licensed Programs released to The FA pursuant to this Clause. The FA shall use at least the same degree of care and other security measures as it uses to protect its own confidential technical information in order to guard against any use or disclosure of such information that is not necessary for The FA to utilise the Escrow Materials. The FA further agrees not to disclose such information to anyone other than employees and contractors who have a need to know or obtain access to such information in order to perform their duties and who are bound to protect such information as confidential.

6. CHARGES AND OTHER FINANCIAL PROVISIONS

6.1
Charges to The FA

6.1.1
In consideration of FIRSTWAVE granting the Licences and providing the Services, The FA shall pay to FIRSTWAVE:

6.1.1.1
A non-refundable amount of [++++++++++++++++++++++ (£+++++++)]* payable as follows:

(A)
[+++++++++++++++++++++++++++++++++++++++++ (£+++++++)]* on signature of this Agreement; and

(B)
[+++++++++++++++++++++++++++++++++++++(£+++++++)]* on or before March 31st, 2003; and

6.1.1.2
[+++++++++++++++++++++++++++++++++++++++++++++++++++++++(£+++++++)]* for the Development Services for CLAS on the Acceptance Date.

*
Brackets and "+++++" denote the location of information omitted from the publicly filed exhibit pursuant to a request for confidential treatment; omitted information has been filed separately with the Securities and Exchange Commission.

  6.1.2
  The FA shall, subject to receipt of invoice, pay the Charges (i) in respect of Clause 6.1.1.1(A) above within thirty (30) days of signature of this Agreement, and (ii) in respect of Clause 6.1.1.1(B) above on or before March 31st, 2003.

6.2
VAT

6.2.1
The Charges are stated exclusive of VAT.

6.2.2
The FA shall pay the Value Added Tax on the Charges at the rates and in the manner prescribed by the law from time to time subject to the production by FIRSTWAVE of a valid tax invoice giving the requisite details of the taxable supply.

6.3
CLAS Royalty Payments

In the event FIRSTWAVE markets, licenses and delivers CLAS or Derivative Works of CLAS to another legal entity in the Sports Vertical, and receives licence fee payments for such implementation, FIRSTWAVE shall pay to The FA, during the two (2) year period immediately following the Acceptance Date of CLAS by The FA (the "CLAS Royalty Term") an amount equal to [++++++++percent (++%)]* of the Net Revenue received by FIRSTWAVE during the CLAS Royalty Term up to a maximum of [+++++++++++pounds+(£+++++++++)]* (hereinafter the "CLAS Royalty Payment"). For the avoidance of doubt, FIRSTWAVE's obligation to pay the CLAS Royalty Payment shall terminate upon the expiration of the CLAS Royalty Term.

*
Brackets and "+++++" denote the location of information omitted from the publicly filed exhibit pursuant to a request for confidential treatment; omitted information has been filed separately with the Securities and Exchange Commission.

For purposes hereof, "Sports Vertical" means any legal entity using CLAS or Derivative Works of CLAS for the management of sporting associations or performance of sporting events as its primary business; and "Net Revenue" means the net licence fees received by FIRSTWAVE for licences granted to third parties to Use CLAS or Derivative Works of CLAS, exclusive of development services, training and implementation services, technical support services, professional service fees, any other service fees or any taxes related thereto. FIRSTWAVE agrees to allocate fees paid by such third parties in good faith in a way that does not unfairly reduce the amount of such fees that are allocable to licences for CLAS or Derivative Works of CLAS. Failure by The FA to accept CLAS and pay all Charges specified in Clause 6.1 to FIRSTWAVE renders this Clause null and void.

6.4
CLAS Royalty Payment Terms

The CLAS Royalty Payment for FIRSTWAVE's distribution and licensing of CLAS or Derivative Works of CLAS shall become due thirty (30) days after the conclusion of each calendar quarter during which FIRSTWAVE has received payment for CLAS software or Derivative Works of CLAS less adjustments for returns. FIRSTWAVE shall furnish The FA with an accounting statement of the CLAS royalties earned for such calendar quarter together with payment for any amount of royalty shown thereby to be due to The FA.

6.5
Audit Rights

FIRSTWAVE will maintain full, accurate relevant records to support payments made to The FA. The records will be retained and made available for one (1) year from the date of the related payment. If The FA requests, FIRSTWAVE will make these records available either to The FA or to an independent certified public accountant mutually agreeable and compensated (other than on a contingency basis) by The FA. FIRSTWAVE may remove details of customer names from the records where this is required to protect customer confidentiality. The FA's request will be in writing and The FA will provide FIRSTWAVE sixty (60) days' prior notice, and will not occur more than once each year. The audit will be conducted during normal business hours at

  FIRSTWAVE's office and in such a manner as not to interfere with FIRSTWAVE's normal business activities. Such audit shall be at The FA's expense unless the audit reveals that CLAS Royalty Payments due hereunder have been under-reported, in which case FIRSTWAVE shall bear the reasonable costs of the audit and promptly pay such under-reported amount to The FA. Any auditor will sign FIRSTWAVE's reasonable confidentiality agreement.

7. WARRANTIES

7.1
Provision of Services

7.1.1
FIRSTWAVE warrants to The FA that during the term of this Agreement:

7.1.1.1
the Services shall be performed by appropriately experienced, qualified and trained personnel with all reasonable skill, care and diligence; and

7.1.1.2
it shall discharge its obligations under this Agreement with all reasonable skill, care and diligence including but not limited to good industry practice; and

7.1.1.3
the CLAS will substantially conform to the CLAS Specification;

7.1.2
The FA warrants to FIRSTWAVE that during the term of this Agreement and while The FA subscribes to FIRSTWAVE's Technical Support Services, The FA will not alter, modify or change the CLAS software as delivered to The FA by FIRSTWAVE without promptly delivering a copy of all alterations, modifications and changes, in all forms, to FIRSTWAVE to enable FIRSTWAVE to provide Technical Support Services. The FA acknowledges and agrees that breach of this warranty may mean that FIRSTWAVE cannot provide effective Technical Support Services and such inability to provide Technical Support Services shall not be deemed a Default by Firstwave nor entitle The FA to certain remedies provided herein. Notwithstanding the foregoing, FIRSTWAVE shall deliver to The FA any and all updates to CLAS made by FIRSTWAVE in the normal course of maintaining FIRSTWAVE Licensed Programs or as may be modified for another entity using CLAS, provided such Derivative Works are subsequently incorporated into FIRSTWAVE's standard software. The Licences granted to The FA under Clause 3.2 shall be extended to cover such updates.

7.2
Personal Data

7.2.1
FIRSTWAVE's attention is hereby drawn to the Data Protection Act 1998 and to Directive 95/46/EC of the European Parliament and any legislation and/or regulations implementing them or made in pursuance of them (all referred to together as the "Data Protection Requirements").

7.2.2
FIRSTWAVE and The FA each warrant that they will duly observe all their obligations under the Data Protection Requirements which arise in connection with this Agreement.

7.2.3
In particular, as required by Schedule I, Part II of the Data Protection Act 1998, FIRSTWAVE shall;

7.2.3.1
in respect of personal data supplied to it by The FA, only carry out processing (as defined by the Data Protection Act 1998) of that personal data on The FA's instructions from time to time; and

7.2.3.2
comply with the obligations set out in the seventh principle of Schedule I in respect of all processing carried out on behalf of The FA.

7.3
Authority and Approval

Each of The FA and FIRSTWAVE warrants to the other party that:

7.3.1
it has full capacity and authority and all necessary licences, permits and consents to enter into and to perform this Agreement;

7.3.2
this Agreement is executed by a duly authorised representative; and

7.3.3
the execution and delivery of this Agreement, and its performance of its obligations will not:

7.3.3.1
result in a breach of any provision of its memorandum or articles of association; or

7.3.3.2
result in a breach of or constitute a default under any instrument or agreement to which it is a party or by which it is bound; or

7.3.3.3
result in a breach of any order, judgement or decree of any court to which it is a party or by which it is bound.

7.4
Third Party Software

FIRSTWAVE warrants that The FA does not require licences in respect of Third Party Software in order to Use CLAS as currently defined in the CLAS Specification. Notwithstanding the foregoing, The FA acknowledges that mutually agreed upon changes or updates to CLAS may require the need for Third Party Software which will be notified to The FA by FIRSTWAVE to the extent it becomes aware of the same. FIRSTWAVE warrants that, to the extent the need for Third Party Software arises, it will use its best endeavours to procure for The FA a licence to use the Third Party Software. Any such licence to The FA will be in accordance with the licence granted to FIRSTWAVE only where The FA does not enter into a direct licence with the relevant third party. Any charges incurred as a result of the Third Party Software becoming necessary will be mutually agreed in advance and in writing by the parties hereto.

7.5
Exclusion of Warranties

Except as expressly stated in this Agreement, all warranties, conditions and other terms (including without limitation, terms as to merchantability, fitness for purpose and description), whether express or implied by statute, common law or otherwise are hereby excluded to the fullest extent permitted by law.

8. REMEDIES AND LIABILITIES

8.1
IPR Indemnity

8.1.1
FIRSTWAVE shall indemnify The FA against all claims, demands, actions, costs, expenses (including but not limited to reasonable legal costs and disbursements on a solicitor and client basis), losses and damages finally awarded by a court of competent jurisdiction or agreed to by FIRSTWAVE in settlement arising out of or in connection with any infringement or alleged infringement (including but not limited to the defence of such alleged infringement) by CLAS or the CLAS Documentation (other than documentation relating to Third Party Software and Third Party Agreements) of the Intellectual Property Rights of a third party worldwide.

8.1.2
If CLAS or the CLAS Documentation becomes or are likely to become the subject of such a claim, The FA shall permit FIRSTWAVE, at FIRSTWAVE's option and expense, to procure for The FA the right to continue using CLAS and/or the CLAS Documentation, or to replace or modify them so that they are noninfringing, without adversely affecting their functionality or performance so that they continue to comply with the CLAS Specifications. This indemnity does not cover infringement claims based on or arising from:

    8.1.2.1
    modifications of CLAS or the CLAS Documentation unless such modification was done with FIRSTWAVE's prior written approval, if infringement would have been avoided without such modification;

    8.1.2.2
    the combination, operation, or use of CLAS with programs, data equipment, or other items or products not supplied or specified by FIRSTWAVE, if infringement would have been avoided without such combination, operation, or use;

    8.1.2.3
    The FA-required designs and specifications, but only to the extent that the infringement results from a departure from FIRSTWAVE's own design specifications for CLAS; or

    8.1.2.4
    the failure by The FA to use a modified version of CLAS and/or CLAS Documentation proposed by FIRSTWAVE in accordance with Clause 8.1.2, the use of which would have avoided the infringement.

  8.1.3
  The FA shall indemnify FIRSTWAVE against all claims, demands, actions, costs, expenses (including but not limited to reasonable legal costs and disbursements on a solicitor and client basis), losses and damages finally awarded by a court of competent jurisdiction, or agreed to by The FA in settlement, arising out of or in connection with any infringement or alleged infringement (including but not limited to the defence of such alleged infringement) by any FA Confidential Information or other materials or information delivered or made available to FIRSTWAVE by The FA for use in connection with the design or development of CLAS or the CLAS Documentation.

  8.1.4
  The foregoing indemnification by FIRSTWAVE and The FA shall be conditional upon:

  8.1.4.1
  Each party shall promptly, notify the other in writing if any claim or demand is made or action bought against it for infringement or alleged infringement which may lead to a claim for indemnity hereunder;

  8.1.4.2
  The indemnifying party shall at its own expense conduct any resulting litigation and the indemnified party hereby agrees to grant to the indemnifying party exclusive control of any such litigation and negotiations;

  8.1.4.3
  Each party shall at the request and expense of the indemnifying party afford to such indemnifying party all reasonable assistance for the purpose of contesting any claim or demand made or action brought against The FA or FIRSTWAVE to which Clause 8.1.1 may apply.

  8.1.5
  Neither party shall make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action to which Clause 8.1 may apply.

  8.1.6
  The foregoing states the entire liability of the parties with regard to the infringement of any Intellectual Property Rights in connection with the other party's Confidential Information, CLAS and the CLAS Documentation.

8.2
Remedies Cumulative

Except as otherwise expressly provided in this Agreement, all remedies available to FIRSTWAVE or The FA for breach of this Agreement are cumulative and may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

8.3
Waiver

8.3.1
The failure of either party to insist upon strict performance of any provision of this Agreement, or the failure of either party to exercise any right or remedy to which it is entitled under this Agreement, shall not constitute a waiver and shall not reduce the obligations established by this Agreement.

8.3.2
A waiver of any Default shall not constitute a waiver of any subsequent Default.

8.3.3
No waiver of any of the provisions of this Agreement shall be effective unless it is expressly stated to be a waiver and communicated to the other party in writing in accordance with the provisions of Clause 10.5.

8.4
Limits of Liability

8.4.1
Neither party excludes or limits liability to the other party:

8.4.1.1
for death or personal injury caused by that party's negligence or the negligence of its employees or agents;

8.4.1.2
for fraudulent misrepresentations;

8.4.1.3
for any breach of any obligations implied by Section 12 of the Sale of Goods Act 1979 or Section 2 of the Supply of Goods and Services Act 1982; or

8.4.1.4
to pay sums properly due and owing to the other in the course of normal performance of this Agreement.

8.4.2
Nothing in this Clause shall be taken as limiting the liability of either party in respect of the following Clauses: 8.1 (IPR Indemnity) and 10.2 (Confidentiality).

8.4.3
Subject always to Clauses 8.4.1 and 8.4.2 the aggregate liability of each party to the other under or in connection with this Agreement shall not exceed one hundred percent (100%) of the Charges actually paid or received.

8.4.4
Subject always to Clause 8.4.1, in no event shall either party be liable to the other for:

8.4.4.1
loss of profits, business, revenue, goodwill, anticipated savings, management time, sales, turnover, damage to reputation, contracts, or customers;

8.4.4.2
losses or liabilities under or in relation to any other contract.

8.4.5
Subject always to Clause 8.4.1, in no event shall either party be liable to the other for indirect or consequential loss or damage.

8.4.6
The parties agree that any order for specific performance made in connection with this Agreement in respect of either party shall be subject to the financial limitations set out in Clause 8.4.3.

8.4.7
The parties agree that should any limitation or provision contained in this Clause be held to be invalid under any applicable statute or rules of law it shall to that extent be deemed omitted but if any party thereby becomes liable for loss or damage which would otherwise have been excluded such liability shall be subject to the other limitations and provisions set out herein.

8.5
Force Majeure

8.5.1
Any act, event, omission, happening or non-happening will only be considered Force Majeure if it is not attributable to the willful act, neglect or failure to take reasonable precautions of the affected party, its servants, agents or employees.

  8.5.2
  If the performance of this Agreement by either party is prevented, hindered or delayed by reason of any Force Majeure event, both parties shall be entitled to a reasonable extension of time, subject to there being no entitlement to any additional costs incurred as a result of the delay nor any relief from Charges due during the delay (unless payment of Charges is prevented by the Force Majeure event) and provided that the party so delayed notifies the other party in writing without undue delay.

9. TERMINATION

9.1
Grounds for Early Termination

Each party may at any time by notice in writing terminate this Agreement as from the date specified in such notice if the other party passes a resolution, or the Court makes an order that such party be wound up otherwise than for the purpose of a bona fide reconstruction or amalgamation, or a receiver, manager or administrator on behalf of a creditor is appointed in respect of the business or any part thereof of such party, or circumstances arise which entitle the Court or a creditor to appoint a receiver, manager or administrator or which entitle the Court, otherwise than for the purpose of a bona fide reconstruction or amalgamation, to make a winding-up order, or such party is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or any similar event occurs under the law of any other jurisdiction.

9.2
Breach

9.2.1
The FA may at any time by notice in writing terminate this Agreement in whole or in part as from the date specified in such notice if FIRSTWAVE is in Default of any material obligation under this Agreement and:

9.2.1.1
the Default is capable of remedy and FIRSTWAVE shall have failed to remedy the Default within thirty (30) days (or such other reasonable period as may be agreed by the parties) of FIRSTWAVE's receipt of written notice specifying the Default and requiring its remedy; or

9.2.1.2
the Default is not capable of remedy

provided that (1) a Default shall not be treated as incapable of remedy within the meaning of Clause 9.2.1.1 merely because it has already occurred and (2) FIRSTWAVE shall not be considered to be in Default under this Agreement to the extent that the Default is caused by The FA.

9.2.2
FIRSTWAVE may at any time suspend performance of FIRSTWAVE Services or terminate this Agreement in whole or in part as from the date specified in such notice where The FA is in Default of any material obligation under this Agreement, including The FA's failure to pay Charges due and payable under this Agreement and:

9.2.2.1
The FA shall have failed to remedy such Default within fourteen (14) days (or such other reasonable period as may be agreed by the parties) of notice to The FA specifying the Default and requiring its remedy; and

9.2.2.2
In the event of failure to pay Charges, such Charges shall not be the subject of any bona fide dispute between the parties.

In the event payment of any invoice for Charges is outstanding beyond the due date, for each thirty day period, FIRSTWAVE shall reduce the CLAS Royalty Payment (as specified in Clause 6.3) payable to The FA by [++++percent (+++%)]* up to a reduction of such payments to zero. In the event FIRSTWAVE elects to terminate this Agreement as a result of The FA's failure to remedy such Default, FIRSTWAVE shall retain all monies paid to it under the terms of this Agreement. This right to retain monies shall be without prejudice to any right of The FA to recover damages for breach of this Agreement, subject always to the limits of liability in Clause 8.4.

*
Brackets and "+++++" denote the location of information omitted from the publicly filed exhibit pursuant to a request for confidential treatment; omitted information has been filed separately with the Securities and Exchange Commission.

9.3
Change of Control

The F.A shall have the right to terminate where there is a change of control of FIRSTWAVE, as defined by Section 416 of the Income and Corporation Taxes Act 1988, provided that The FA:

9.3.1
May only exercise this right for three (3) Months after the change of control; and

9.3.2
May not exercise this right where The FA has agreed in advance in writing to the particular change of control (such agreement not to be unreasonably withheld or delayed) and such change of control takes place as proposed.

9.4
Accrued Rights and Remedies

The termination of this Agreement shall not prejudice or affect any claim, right, action or remedy which shall have accrued or shall thereafter accrue to either party.

9.5
Effect of Termination

In the event that this Agreement is terminated each party shall return to the other party all property belonging to the other party then in its possession, including all Confidential Information of the other party.

9.6
Survival of Obligations

Following the termination of this Agreement after Acceptance as provided for herein, neither party shall have any further obligation or right with respect to the other party under this Agreement except as set forth in this Clause 9.6 and in the following additional Clauses (and any relevant Schedules (or part thereof) referred to in such Clauses):

1
— Interpretation

3.2
— Licence grant

5
— Ownership and Source Code

8.1
— IPR Indemnity

8.4
— Limits of Liability

8.2
— Accrued Rights and Remedies

10.2
— Confidentiality

10.3
— Publicity

10.5
— Communications

10.10
— Governing Law and Jurisdiction

10.14
— No Poaching

        Schedule 1 — Definitions.

10. MISCELLANEOUS

10.1
Mediation

10.1.1
All disputes between The FA and FIRSTWAVE arising out of or in connection with this Agreement shall be referred to the President and Chief Executive Officer of FIRSTWAVE and the Chief Executive of The FA for resolution.

10.1.2
If the dispute cannot be resolved by the relevant parties' representatives within a maximum of fourteen (14) days after referral to them the parties may, by agreement, attempt to settle the dispute in accordance with the CEDR Model Mediation Procedure.

10.1.3
Any mediation will take place not later than thirty (30) days after the parties have agreed to mediation. If there is any issue on the conduct of the mediation upon which the parties cannot agree within seven (7) days of commencing the mediation, then CEDR will, at the request of either party, decide the issue for the parties, having consulted with them.

10.2
Confidentiality

10.2.1
Each party acknowledges that any Confidential Information obtained from or relating to the other party, its agents or contractors is the property of that party.

10.2.2
Each party hereby undertakes that:

10.2.2.1
it shall only use Confidential Information for the purposes of this Agreement;

10.2.2.2
it shall not disclose any Confidential Information during the term of this Agreement and for a period of three (3) years after termination to any third party without the prior written consent of the other party; and

10.2.2.3
it shall take all necessary precautions to ensure that all Confidential Information is treated as confidential and not disclosed (save as aforesaid) or used other than for the purposes of this Agreement by its employees, servants, agents or Subcontractors.

10.2.3
FIRSTWAVE further undertakes that it shall not use any FA Confidential Information to develop or market league or country administration or website software for football. Notwithstanding the foregoing, The FA acknowledges and agrees that the CLAS programs may be marketed and distributed by FIRSTWAVE to its customers and prospective customers.

10.2.4
The provisions of Clauses 10.2.1 and 10.2.2 shall not apply to any information which:

10.2.4.1
is or becomes public knowledge other than by breach of this Clause;

10.2.4.2
is in the possession of the receiving party without restriction in relation to disclosure before the date of receipt from the disclosing party;

10.2.4.3
is received from a third party who lawfully acquired it and who is under no obligation restricting its disclosure; or

10.2.4.4
is independently developed without access to the Confidential Information.

10.2.5
Nothing in this Clause shall be deemed or construed to prevent either party from disclosing any Confidential Information obtained from the other party to any consultant, contractor or other person engaged by such party in connection herewith, provided that the disclosing party shall have obtained from the consultant, contractor or other person a signed confidentiality undertaking on substantially the same terms as are contained in this Clause 10.1.

10.2.6
Nothing in this Clause shall be deemed or construed to prevent either party from disclosing any Confidential Information obtained from the disclosing party which is disclosed by either party in the discharge of its obligation to supply information for parliamentary, governmental, judicial or other administrative or regulatory purposes provided such disclosure is, wherever possible and lawful, made only after consultation with the other party and taking into account its reasonable requirements as to its timing, contents, and manner of disclosure of such Confidential Information.

10.3
Publicity

10.3.1
The FA shall not make any press announcements or publicise the contents or facts of this Agreement in any way, unless this has been approved in advance by FIRSTWAVE. FIRSTWAVE shall not unreasonably withhold or delay its approval. Nothing in this Clause 10.3.1 shall restrict The FA from making press announcements or publicising CLAS in any way, provided that The FA shall not mention FIRSTWAVE or its involvement in CLAS.

10.3.2
FIRSTWAVE shall not make any press announcements or publicise the contents or facts of this Agreement in any way, unless this has been approved in advance by The FA The FA shall not unreasonably withhold or delay its approval. Notwithstanding the foregoing, (i) prior to Acceptance of CLAS, FIRSTWAVE may verbally identify The FA as its customer and only discuss the general scope of Services provided hereunder; and (ii) following Acceptance, nothing in this Clause 10.3.2 shall restrict FIRSTWAVE from creating a case study for prior approval by The FA of the CLAS implementation, and (iii) any publicity undertaken by FIRSTWAVE shall limit the information disclosed regarding The FA to identifying The FA as a customer and user of CLAS on the condition that further publicity is only permitted with the prior approval of The FA, which shall not be unreasonably withheld or delayed.

10.3.3
Both parties shall use best efforts to ensure the observance of the provisions of Clause 10.3 by all their respective employees, agents, consultants, contractors and Subcontractors.

10.4
Insurance

Each party shall maintain adequate levels of insurance in respect of its liabilities under or in connection with this Agreement.

10.5
Communications

10.5.1
No communications from either party to the other shall have any validity under this Agreement unless made in writing and delivered in accordance with Clause 10.5.2 below.

10.5.2
Any notice whatsoever which either party hereto is required or authorised by this Agreement to give or make to the other shall be given or made either by post in a prepaid letter, or by hand delivery or facsimile transmission or E-mail. Where a notice or other communication is sent by facsimile transmission or E-mail, it shall not be valid unless confirmed by post in a prepaid letter addressed to such other party in the manner specified in Clause 10.5.3 and if that letter is not returned as being undelivered within seven (7) days, that notice or communication shall be deemed for the purposes of this Agreement to have been given or made after two (2) days, for a letter, four (4) hours for facsimile transmission or E-mail, and on the day of delivery for a hand delivery.

10.5.3
For purposes of Clause 10.5.2, the address of The FA shall be:

        The Football Association Limited
        25 Soho Square
        London
        W1D 4FA

      FAO: Andrew Halstead;

      Of FIRSTWAVE shall be:

        Firstwave Technologies UK Limited
        The Pavilion
        1 Atwell Place
        Thames Ditton, Surrey KT7 0NF
        Attention: Russell Loarridge

      With a copy to:

        Firstwave Technologies, Inc.
        Suite 1000, Overlook III
        2859 Paces Ferry Road
        Atlanta, Georgia 30339
        USA
        Attention: Judi Vitale.

10.6
Amendments

No amendment to the provisions of the Agreement shall be effective unless made by a written instrument signed by authorised representatives of both parties which expressly purports to amend this Agreement and which expressly refers to the Clause or Schedule so amended.

10.7
Transfer, Subcontracting, Role of a Prime Contractor

This Agreement is personal to FIRSTWAVE. FIRSTWAVE shall not assign, novate, or otherwise dispose of this Agreement or any part thereof without the previous consent in writing of The FA. The FA acknowledges and agrees that FIRSTWAVE may employ the services of a third party subcontractor for purposes of completing the Services hereunder.

10.8
Further Assurance

Both parties shall at their own expense promptly:

10.8.1
execute all documents and do all acts and things reasonably required by the other party to give effect to the terms of this Agreement; and

10.8.2
within such time limits as are reasonable within the circumstances provide all accurate information, documentation and assistance and access to staff and other resources reasonably requested by the other party to enable that other party to fulfil its obligations hereunder.

10.9
Severability

If any provision of this Agreement is held by any court of competent jurisdiction, or becomes due to any applicable statute or rule of law, invalid, illegal or unenforceable for any reason, such provision shall be severed from this Agreement and the remainder of the provisions hereof shall continue in full force and effect as if the invalid, illegal or unenforceable provision had been eliminated from this Agreement. In the event of a holding of invalidity so fundamental as to prevent the accomplishment of the purpose of this Agreement, the parties shall immediately commence good faith negotiations to remedy such invalidity. However, if the parties fail to complete such negotiations within a reasonable period of time, this Agreement shall terminate without further liability to either party.

10.10    Governing Law and Jurisdiction

This Agreement shall be considered as a contract made in England and Wales and according to the laws of England and Wales, and shall be subject to the non-exclusive jurisdiction of the High Court of England and Wales, to which the parties hereby submit.

10.11    Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and, save as may be expressly referred to or referenced in the Agreement, supersedes all prior representations, agreements, negotiations or understandings with respect to the Agreement, whether oral or in writing, other than any fraudulent or negligent misrepresentation made by either party

10.12    Relationship of the Parties

The parties acknowledge and agree that this Agreement shall not constitute, create or otherwise give effect to an agency relationship, a joint venture, pooling arrangement or partnership and that neither party shall have the right to bind the other without the other's prior written consent.

10.13    Third Party Rights

No person, other than the parties to this Agreement, shall have any right to enforce any of the provisions contained herein pursuant to the Contracts (Rights of Third Parties) Act 1999.

10.14    No Poaching

For the term of this Agreement and for the period of six (6) months thereafter, without the prior written consent of the other party, neither party shall either directly or indirectly solicit or entice away (or seek or attempt to entice away) from the employment of the other party any person employed (or any person who has been so employed in the preceding six (6) months) by such other party in the provision or receipt of the Services. For the avoidance of doubt, this Clause shall not apply to unsolicited responses by employees to general recruitment advertising.

IN WITNESS WHEREOF this Agreement has been executed on behalf of the parties as follows:

Signed for and on behalf of The FA

By	/s/ Andrew Halstead
Name	Andrew Halstead
Title	CIO
Date
Signed for and on behalf of FIRSTWAVE
By	/s/ Russell Loarridge
Name	Russell Loarridge
Title	VP of UK Operations
Date

SCHEDULE 1

Definitions

(Clause 1.1)

The expression set out below shall have the meanings ascribed thereto:

"Acceptance" means in accordance with the procedures in Schedule 3:

  (a)
  the FA's delivery to FIRSTWAVE of written notice of acceptance of the CLAS; or

  (b)
  The FA's failure to deliver to FIRSTWAVE written notice, within fourteen (14) working days of FIRSTWAVE notifying The FA that CLAS is ready for testing, that CLAS does not substantially conform to the CLAS Specification; or

  (c)
  the Expert determines that CLAS conforms substantially to the CLAS Specification; or

  (d)
  The FA's commencement of productive or commercial use of CLAS.

"Acceptance Date" means the date on which Acceptance of CLAS occurs.

"Agreement" means the Clauses and Schedules of this Agreement.

"CLAS" means (1) the jointly designed and developed new technology, and (2) the customisations to FIRSTWAVE's eMarketing and eSales Licensed Programs to develop the county and league administration software functionality delivered by FIRSTWAVE to The FA so as to meet the CLAS Specification, but expressly excluding Firstwave's Licensed Programs upon which such CLAS may be based or incorporated therein solely owned by FIRSTWAVE.

"CLAS Documentation" means all final and draft specifications, system and technical architecture for CLAS, all CLAS systems analysis and design documents, database schemas, test scripts and results, programming quality standards, instructional and operational documentation, training materials, data and data conversion routines, and all full privilege passwords for CLAS.

"CLAS Specification" means the detailed functional, performance, operational characteristics, and acceptance test procedures for CLAS developed by FIRSTWAVE and The FA and described or included in documents referred to in a written document, version 1.2, dated 19th December 2002 and initialled by the parties for identification purposes and referred to as the Project Initiation Document.

"Charges" means the charges payable hereunder by The FA as set out in Clause 6.1 and any other fees or expenses which the parties mutually agree may be payable hereunder.

"Confidential Information" means all information designated as such by either party in writing together with all other information which relates to the business, affairs, products, developments, trade secrets, know-how, personnel, customers and suppliers of either party, or information which may reasonably be regarded as the confidential information of the disclosing party.

"Default" means any material breach of the obligations of either party (including but not limited to fundamental breach or breach of a fundamental term or failure to remit payment in accordance with the terms hereof) or any material act or omission or gross negligence by either party, its employees, agents or subcontractors in connection with or in relation to the subject matter of this Agreement and in respect of which such party is liable to the other.

"Defect" means a material nonconformance of CLAS to the CLAS Specification.

"Delivery Date" means the 30th April 2003 or (1) such other date as may be mutually agreed upon by the parties or (2) as extended as a result of delay of Services (to the extent caused by The FA's Default) or by Force Majeure.

"Derivative Works" means a work that is based on one or more preexisting works, such as a revision, enhancement, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.

"Development Services" means the Services set out at paragraph of Schedule 2.

"Escrow Agent" means the National Computing Centre Limited.

"Expert" means a mutually acceptable IT professional knowledgeable in the field of customer relationship management software and the utilization of application software programs in the football industry.

"Force Majeure" means any cause affecting the performance by a party of its obligations arising from acts, events, omissions, happenings or non-happenings beyond its reasonable control including (but without limiting the generality thereof) governmental regulations, fire, flood, or any disaster or an industrial dispute affecting a third party for which a substitute third party is not reasonably available.

"Intellectual Property Rights" means patents, trade marks, design rights (whether registerable or otherwise), applications for any of the foregoing, copyright, database rights, know-how, trade or business names and other similar rights or obligations whether registerable or not in any country (including but not limited to the United Kingdom).

"Licence" means the rights granted by FIRSTWAVE to The FA: (i) to Use the Licensed Program(s) pursuant to the terms and conditions of the Software Licence Agreement; and (ii) to Use CLAS and the CLAS Documentation upon Acceptance thereof by The FA pursuant to the terms and conditions of this Agreement.

"Licensed Program(s)" shall have the meaning ascribed to it in the FIRSTWAVE Software Licence Agreement attached hereto as Schedule 5 and all updates thereto.

"Service Levels" means the levels of Service defined in Schedule 2.

"Services" means all the services to be performed by FIRSTWAVE under this Agreement as detailed in Schedule 2.

"Source Code" means the programs, documentation and materials, in a form intelligible to trained programmers and capable of being translated into object code for operation on computer equipment through compilation, and accompanied by documentation, including flowcharts, schematics describing data flows, data structures and control logic of the CLAS software programs and FIRSTWAVE's eMarketing and eSales Licensed Programs in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify such programs.

"Subcontract" means any contract or agreement or proposed contract or agreement between FIRSTWAVE and any third party whereby that third party agrees to provide to FIRSTWAVE the Services or any material part thereof or services fundamentally necessary for the provision of the Services or any part thereof. For the avoidance of doubt, the term "Subcontract" shall not be regarded as including any contract or agreement between FIRSTWAVE and any third party for the provision of equipment or software, facilities or services necessary for the general discharge of FIRSTWAVE's business or any agreement between FIRSTWAVE and any third party for the provision of Third Party Software.

"Technical Support Services" means the Services set out in paragraph 4 of Schedule 2.

"Termination" of this Agreement includes its expiry by effluxion of time and any early termination of this Agreement in accordance with the provisions hereof.

"Third Party Software" means all software in which the Intellectual Property Rights are owned by a third party.

"Training and Implementation Services" means the services set out at paragraph 3 of Schedule 2.

"Use" means The FA's right to load, execute, store, transmit, display, copy (for the purposes of loading, execution, storage, transmission or display) or otherwise to utilise or modify software.

"Value Added Tax" means value added tax, sales tax, turnover tax or any similar tax.

"Working Day" means Monday to Friday inclusive and excludes statutory bank holidays in England and Wales.

SCHEDULE 2

The Services

(Clause 3)

Introduction

1.
This Schedule sets out details of the Services that FIRSTWAVE shall provide and the Service Levels associated with the Services.

Development Services

2.
FIRSTWAVE shall develop and deliver CLAS by the Delivery Date. The provisions of Schedule 3 shall apply to such acceptance testing.

Training and Implementation Services

3.
FIRSTWAVE shall provide Training and Implementation Services as set out in the CLAS Specification.

Technical Support Services

4.
FIRSTWAVE Technical Support provides support services to all customers who have a current support maintenance agreement with Firstwave. Standard support services are provided from 8:30 a.m. until 5:30 p.m. GMT Monday to Friday.

Under maintenance coverage, Licensee is entitled to software and documentation updates, as they are made available.

To ensure proper control and maintenance of applications, Firstwave requires that Licensee appoint one or more "system administrators" to interact with Firstwave Technical Support. This will maximize the amount of benefit your organisation receives and will ensure consistent and reliable communication.

Each customer issue is assigned to a Technical Support Representative who is primarily responsible for diagnosing and resolving the issue. The Technical Support Representative is also accountable for ensuring that the customer is regularly informed of the status of the issue. Throughout the process, the Technical Support Representative has direct and immediate access to senior level support and development personnel to accurately diagnose and resolve issues.

Licensee assigns a priority to each issue. This priority code helps Firstwave to understand the impact this issue has on Licensee's organisation. Firstwave's goal is to return the initial calls on all Priority 2, 3 and 4 issues within one hour. If the issue is reported as a Priority 1, the issue is immediately assigned to a Technical Support Representative.

Firstwave products feature Online Technical Support after hours and emergency support through a voice pager system. Technical assistance provided outside regular business hours such as nights, weekends or holidays, can be provided for an additional fee.

SCHEDULE 3

Acceptance Procedures

1.
The FA shall be entitled to test any or all of the CLAS software delivered pursuant to this Agreement in order to determine whether such CLAS software meets the applicable CLAS Specification and all other provisions of this Agreement. The FA may engage a third party to conduct acceptance tests on its behalf, provided that any such third party enters into a confidentiality agreement, as required by Clause 10.2.5. The FA shall conduct acceptance tests within fourteen (14) working days of FIRSTWAVE notifying it that the CLAS software is ready for testing.

2.
The FA shall notify FIRSTWAVE of the outcome of any acceptance tests, in particular whether the CLAS software has passed acceptance testing, and of any Defects identified during the tests.

3
FIRSTWAVE shall be entitled to a period not exceeding fourteen (14) working days, unless a longer period of time is mutually agreed upon, in which to rectify the CLAS software so as to ensure that it meets the CLAS Specification and all other provisions of this Agreement. On the expiry of this period, or upon FIRSTWAVE's earlier notification that it has successfully rectified the Defects, the procedures in paragraphs 1 and 2 above shall be repeated.

4.
If the CLAS software has not been accepted by the end of the acceptance testing period and any repeat acceptance testing period, The FA shall have the right either:

4.1
to accept the CLAS software, notwithstanding any Defects; or

4.2
to refer the mater to the Expert for final determination as to whether the CLAS software performs substantially in accordance with the applicable CLAS Specification in all material respects.

In the event The FA permits FIRSTWAVE to continue to rectify any Defects, for each thirty (30) days that such Defect has not been remedied, on the thirty-first day following such time period, an additional one percent (1%) shall be added to the CLAS Royalty Payment to be paid by FIRSTWAVE to The FA, provided the Defects are remedied and Acceptance occurs. The parties acknowledge that, where applicable, this increase in royalty rate shall be The FA's sole financial remedy for the delay in Acceptance and is a genuine pre-estimate of the loss suffered by The FA as a result of such delay.

5.
As soon as the Expert has accepted the appointment, the parties shall each submit a written report to it (copied to each other). The parties may submit any written replies that they wish to make to the Expert (copied to each other) within seven (7) days.

6.
The parties will afford the Expert all necessary assistance which it requires to consider the dispute, including, but not limited to, full access to any documentation relating to the CLAS software.

7.
The Expert shall be instructed to deliver its determination to the parties within seen (7) days after the submission of written reports.

8.
The Expert's decision shall be final and binding and, except in the event of a manifest error, not subject to appeal.

9.
The Expert shall have the same powers to require a party to produce documents or information to him and the other party as an arbitrator and each party shall in any event supply to the Expert such information that it has and is material to the matter and which it could be required to produce on disclosure pursuant to the Supreme Court Practice in proceedings in the Courts of England and Wales. The parties shall require the Expert to enter into a confidentiality agreement with them in respect of the documents or information received.

10.
FIRSTWAVE shall meet the Expert's fees in the event that the Expert concludes that the CLAS software does not perform substantially in accordance with the CLAS Specification in all material respects. The FA shall meet the Expert's fees in the event that the Expert concludes that the CLAS software does perform substantially in accordance with the CLAS Specification in all material respects.

11.
Upon Acceptance or Expert's conclusion that the CLAS does perform substantially in accordance with the CLAS Specifications, the balance of the Charges shall become immediately due and payable by The FA to FIRSTWAVE.

SCHEDULE 4

CLAS Deliverables

(Clause 4)

1. Delivery of CLAS

1.1
On the Delivery Date, FIRSTWAVE shall:

1.1.1
provide to The FA and The FA shall accept one copy of the object code of CLAS; and

1.1.2
provide to The FA and The FA shall accept the CLAS Documentation.

1.2
On the Acceptance Date, FIRSTWAVE shall:

1.2.1
provide to The FA and The FA shall accept one copy of the Source Code and the object code of CLAS; and

1.2.2
provide to The FA and The FA shall accept an updated copy of the CLAS Documentation.

1.3
FIRSTWAVE shall deliver these items to The FA, in electronic form whenever possible, to The FA's intranet (ICE) or else on paper to 25 Soho Square, London.

SCHEDULE 5

FIRSTWAVE Software License Agreement

(Recitals (A))